BROWN & BROWN, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of _________ (the “Date of Grant”), between Brown & Brown, Inc., a Florida corporation (together with its subsidiaries, the “Company”) and _________ (the “Grantee”), pursuant to the terms and conditions of the Brown & Brown, Inc. 2019 Stock Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

The Plan provides to the Compensation Committee of the Board of Directors of the Company (the "Committee") the discretion and authority to grant to Employees or Directors Awards of restricted rights to receive shares of the common stock of the Company, par value $.10 per share (the “Common Stock”), subject to the terms and conditions of the Plan and any additional terms provided by the Committee. Pursuant to the terms of the Plan, the Committee desires to grant time-based restricted rights to receive Shares to the Grantee in the form of a Restricted Stock Unit Award effective as of the Date of Grant. The Grantee desires to accept the grant of such restricted rights and agrees to be bound by the terms and conditions of the Plan and this Agreement. Accordingly, the Company and the Grantee hereby agree to the restrictions, terms, and conditions set forth below.

1. Grant of Restricted Stock Units. The Company grants to the Grantee _____________ (________) Restricted Stock Units (the “RSUs”), effective as of the Date of Grant. Each RSU represents the right to receive a Share subject to the restrictions and conditions set forth in the Plan and this Agreement. The Grantee will have no rights as a shareholder of the Company, no dividend rights, and no voting rights with respect to the RSUs or the Shares underlying the RSUs unless and until the RSUs become awarded and vested and nonforfeitable or payable in accordance with the terms and conditions of this Agreement, and the RSUs are settled and such Shares are delivered to the Grantee in accordance with Section 7 of this Agreement. Any entitlement to Dividend Equivalents will be in accordance with Section 8 of this Agreement.

2. Employment Condition for Awarding of RSUs. Except as otherwise provided in Section 4 of this Agreement in the event of the Grantee's death or Disability, the RSUs will be awarded (the "Awarded RSUs"), and therefore eligible to become vested and nonforfeitable in accordance with Section 3 of this Agreement, or payable in accordance with Section 5 of this Agreement, in five (5) equal installments (each, a “Tranche”), on the first five (5) anniversaries of the Date of Grant (each, a “Scheduled Awarded Date”), provided, in each instance, that the Grantee has been continuously employed by the Company from the Date of Grant until the applicable Scheduled Awarded Date. Except as otherwise provided in Section 4 of this Agreement, if the Grantee’s employment with the Company terminates for any reason before a Scheduled Awarded Date, the Grantee's interest in the unawarded Tranche(s) will be forfeited immediately upon the Grantee's termination of employment with the Company and will not be eligible to become vested and nonforfeitable in accordance with Section 3 of this Agreement, or payable in accordance with Section 5 of this Agreement.

3. Employment Condition for Vesting of Awarded RSUs. Except as otherwise provided in Section 4 of this Agreement in the event of a Termination After Change in Control or the Grantee's death or Disability, or Section 5 of this Agreement in the event of the Grantee’s Retirement, the Grantee's interest in the Awarded RSUs will become vested and nonforfeitable at the rate of twenty-five percent (25%) of the initial Awarded RSUs on July 1, 2027, and an additional twenty-five percent (25%) of the initial Awarded RSUs on July 1, 2028, and an additional fifty percent (50%) of the initial Awarded RSUs on July 1, 2029, provided that in all instances the Grantee has been continuously employed by the Company since the Date of Grant. Each of the three (3) dates specified in the preceding sentence is referred to in this Agreement as a “Scheduled Vesting Date.” Except as otherwise provided in Section 4 or Section 5 of this Agreement, if the Grantee's employment terminates for any reason before the Grantee's interest in the Awarded RSUs becomes fully vested and nonforfeitable in accordance with this Section 3, the Grantee's interest in the unvested Awarded RSUs will be forfeited. For the avoidance of doubt, any reference in this Agreement to "employment with the Company" or "employed by the Company" will be deemed to include service as a non-Employee member of the Company's Board of Directors, and a Grantee's continuous employment with the Company will not be considered interrupted in the event of a change in the status of the Grantee from Employee to non-Employee Director, or from non-Employee Director to Employee, or from full-time Employee to part-time Employee.

4. Treatment of RSUs upon Termination After Change in Control, Death, or Disability. The purpose of this Section 4 is to provide special rules that may apply to the RSUs in the event of a Termination After Change in Control or the Grantee's death or Disability.

(a) Termination After Change in Control. If the Grantee’s employment with the Company terminates by reason of Termination After Change in Control (as defined below) before the Grantee's Retirement and before the Grantee’s interest in the RSUs becomes fully vested and nonforfeitable or is forfeited, the unvested RSUs will become fully vested and nonforfeitable as of the date of such Termination After Change in Control. For purposes of this Agreement, the following definitions will apply:

(1) “Termination After Change in Control” will mean either of the following events occurring after a Change in Control:

(A) termination by the Company of the Grantee’s employment with the Company, within twelve (12) months following a Change in Control, for any reason other than Termination for Cause (as defined below); or

(B) upon Grantee’s Constructive Termination (as defined below), the Grantee’s resignation from employment with the Company within twelve (12) months following the Change in Control.

Notwithstanding any provision herein to the contrary, Termination After Change in Control will not include any termination of the Grantee’s employment with the Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Grantee’s death or Disability; (iii) is a result of the Grantee’s voluntary termination of employment with the Company other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Change in Control.

(2) “Termination for Cause” will mean termination by the Company of the Grantee’s employment with the Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such continued failure or inability; (iii) any material breach by the Grantee of any employment agreement between the Grantee and Company, which breach is not cured pursuant to the terms of such agreement; or (iv) the Grantee’s conviction of any criminal act which, in the Company’s discretion, impairs Grantee’s ability to perform his or her duties with the Company. Termination for Cause pursuant to the foregoing will be determined in the discretion of the Company.

(3) “Constructive Termination” will mean any one or more of the following:

(A) without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with and resulting in a material diminution of the Grantee’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Change in Control;

(B) without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Change in Control;

(C) any failure by the Company to pay, or any material reduction by the Company of, (i) the Grantee’s base salary in effect immediately prior to the date of the Change in Control (unless comparable reductions are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Grantee’s), or (ii) the Grantee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Grantee); or

(D) any failure by the Company to (i) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medial, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Change in Control, or their equivalent, or (ii) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Grantee;

The Grantee must provide written notice to the Company of the existence of one or more adverse conditions specified in clauses (A) through (D) above within ninety (90) days of the initial existence of the adverse condition, and the effective date of the Grantee’s resignation must be within one (1) year following the effective date of the occurrence of the applicable adverse condition(s). Notwithstanding the foregoing provisions of this definition of Constructive Termination, if the Company remedies the adverse condition within thirty (30) days of being notified of the adverse condition, no Constructive Termination will occur.

(b) Death. If the Grantee dies after the Date of Grant but before Retirement and before the Grantee's interest in the RSUs becomes fully vested and nonforfeitable or is forfeited, the RSUs will become fully vested and nonforfeitable on the date of the Grantee's death. If the Grantee dies after Retirement, the treatment of the Awarded RSUs will be determined in accordance with Section 5 of this Agreement.

(c) Disability Prior to Retirement. If the Grantee becomes Disabled (as defined below) after the Date of Grant but before Retirement and before the Grantee's interest in the RSUs becomes fully vested and nonforfeitable or is forfeited, the RSUs will become fully vested and nonforfeitable on the date on which the Grantee is determined to be Disabled. For purposes of this Agreement, “Disability” or “Disabled” means, as determined by the Committee, that (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

5. Treatment of RSUs upon Retirement. Subject to the terms and conditions set forth in this Section 5, in the event of the Grantee’s Retirement (as defined below) after a Scheduled Awarded Date for one or more Tranches but before the Grantee's interest in the Awarded RSUs becomes fully vested and nonforfeitable or is forfeited, the Grantee’s interest in the Awarded RSUs will not be forfeited immediately and will no longer be subject to the vesting provisions of Section 3 or Section 4 of this Agreement, and the Awarded RSUs will become payable in accordance with subsection (b) or (c) of this Section 5, whichever is applicable. For the avoidance of doubt, the Tranches that do not become Awarded RSUs under Section 2 of this Agreement prior to the Grantee’s Retirement will be forfeited immediately upon the Grantee’s Retirement. Also, for the avoidance of doubt, the Grantee’s right to payment of the Awarded RSUs will not be affected by a Disability incurred by the Grantee after the Grantee’s Retirement.

(a) Definitions. For purposes of this Section 5, the following definitions apply:

(1) “Retirement” means termination of the Grantee’s employment with the Company on or after the date on which the Grantee has attained age sixty-four (64), provided that (i) termination of the Grantee’s employment with the Company is not a Termination for Cause, (ii) as of the date of such termination, the Grantee has not committed an act or omission that would serve as the basis for a Termination for Cause, and (iii) the Grantee has, at least one (1) year prior to such termination of employment, provided advance written notice to the Company of the Grantee’s intention to terminate employment with the Company.

(2) “Good Standing” means that, as of any date of determination, the Grantee is not currently in breach of, and has not previously breached, any of the Grantee’s obligations under the employment agreement between the Grantee and the Company.

(3) “Termination for Cause” has the meaning forth in Section 4(a)(2) of this Agreement.

(b) Retirement on or before July 1, 2027. If the Grantee’s Retirement occurs on or before July 1, 2027, twenty-five percent (25%) of the initial Awarded RSUs will become payable on the first (1st) anniversary of the Grantee’s Retirement, and the remaining seventy-five percent (75%) of the initial Awarded RSUs will become payable on the second (2nd) anniversary of the Grantee’s Retirement, provided that in each instance the Grantee is in Good Standing with the Company. For purposes of Awarded RSUs subject to this Section 5(b), each date specified in the preceding sentence is referred to in this Agreement as a “Retirement Payout Date.” If at any time after the Grantee’s Retirement the Grantee is not in Good Standing with the Company, one hundred percent (100%) of the outstanding Awarded RSUs will be forfeited immediately. In the event of the Grantee’s death prior to payment of all Awarded RSUs subject to this Section 5(b), the outstanding Awarded RSUs will be payable on the date of the Grantee’s death.

(c) Retirement after July 1, 2027. If the Grantee’s Retirement occurs after July 1, 2027, the outstanding Awarded RSUs will become payable on the remaining Scheduled Vesting Date(s) specified in Section 3 of this Agreement, provided that in each instance the Grantee is in Good Standing with the Company. For purposes of Awarded RSUs subject to this Section 5(c), each Scheduled Vesting Date specified in the preceding sentence is referred to in this Agreement as a “Retirement Payout Date.” If at any time after the Grantee’s Retirement the Grantee is not in Good Standing with the Company, one hundred percent (100%) of the outstanding Awarded RSUs will be forfeited immediately. In the event of the Grantee’s death prior to payment of all Awarded

RSUs subject to this Section 5(c), the outstanding Awarded RSUs will be payable on the date of the Grantee’s death.

6. Adjustments in Number of RSUs. If the Shares underlying the RSUs are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number and kind of RSUs will be equitably adjusted to reflect such changes in accordance with the Plan. Any such adjustment made by the Company's Board of Directors or the Committee will be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

7. Settlement of RSUs.

(a) Timing of Settlement. Unless and until the RSUs become vested and nonforfeitable in accordance with Sections 3 or 4 of this Agreement, or become payable in accordance with Section 5 of this Agreement, the Grantee will have no right to settlement of the RSUs. Subject to the provisions of Section 11 of this Agreement relating to tax withholding, the RSUs with respect to which the Grantee has a right to settlement will be settled in accordance with Section 7(b) below by the Company delivering to the Grantee (or the Grantee’s beneficiary in the event of death) a number of Shares equal to the number of RSUs that are to be settled at the applicable settlement date(s) specified in subsection (1) through (6) of this Section 7(a). The Grantee will have no influence on any determination as to the tax year in which settlement will be made during a specified period following the date or event that triggers a right to settlement.

(1) Scheduled Vesting. RSUs that become vested and non-forfeitable in accordance with Section 3 of this Agreement will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the applicable Scheduled Vesting Date.

(2) Termination After Change in Control. RSUs that become vested and non-forfeitable in accordance with Section 4(a) of this Agreement upon a Termination After Change in Control will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the date on which the Grantee’s employment terminates, subject to Section 12 of this Agreement (including without limitation the requirement to delay settlement for six (6) months).

(3) Death. RSUs that become vested and non-forfeitable in accordance with Section 4(b) of this Agreement, or payable in accordance with Section 5(b) or Section 5(c) of this Agreement, due to the Grantee’s death will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the date of the Grantee’s death.

(4) Disability. RSUs that become vested and nonforfeitable in accordance with Section 4(c) of this Agreement due to the Grantee’s Disability will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the date on which the Grantee is determined to be Disabled.

(5) Retirement on or before July 1, 2027. RSUs that become payable in accordance with Section 5(b) of this Agreement due to the Grantee’s Retirement on or before July 1, 2027, will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the applicable Retirement Payout Date specified in Section 5(b) of this Agreement, subject to Section 12 of this Agreement (including without limitation the requirement to delay settlement for six (6) months).

(6) Retirement after July 1, 2027. RSUs that become payable in accordance with Section 5(c) of this Agreement due to the Grantee’s Retirement after July 1, 2027, will be settled on or as soon as administratively practicable (and no later than thirty (30) days) after the applicable Retirement Payout Date specified in Section 5(c) of this Agreement, subject to Section 12 of this Agreement (including without limitation the requirement to delay settlement for six (6) months).

(b) Manner of Settlement; No Fractional Shares. Subject to the provisions of Section 11 relating to tax withholding, upon settlement of the RSUs that are to be settled at the applicable settlement date specified in Section 7(a), the delivery to the Grantee of the number of Shares equal to the number of settled RSUs will be, at the Company’s option, evidenced by a share certificate delivered to the Grantee, or other physical or electronic evidence of Share ownership, including, without limitation, deposit of shares into a stock brokerage account maintained for the Grantee or credit to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. Notwithstanding any provision of this Agreement to the contrary, any fractional share that would otherwise result from the application of any provision of this Agreement will be rounded down to the nearest whole number, as determined by the Committee in its discretion.

(c) Effect of Settlement. Neither the Grantee nor any beneficiary of the Grantee will have any further rights or interest in any RSUs that have been settled. The Company retains discretion to determine the settlement date in accordance with Section 7(a) of this Agreement and the terms of the Plan, and no Grantee or beneficiary of a Grantee will have any claim for damages or loss by virtue of the fact that the market price of the Share was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date.

8. Dividend Equivalents. The Plan provides that this Agreement may include provisions for the payment of Dividend Equivalents (defined below). For purposes of the Plan and this Agreement, a “Dividend Equivalent” is a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on a Share subject to an RSU during a period of time had such Share been issued to the Grantee during such period of time. If a cash dividend is declared on shares of the Common Stock during the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of RSUs, the Grantee will accrue Dividend Equivalents on the RSUs equal to the cash dividend or distribution that would have been paid on the RSUs had the RSUs been issued and outstanding Shares on the record date for the dividend or distribution. Dividend Equivalents will not be paid with respect to RSUs that have been forfeited. Accrued Dividend Equivalents will be denominated and payable solely in cash, and will be paid by the Company directly to the Grantee no later than thirty (30) days following the applicable dividend payment date. Dividend Equivalent payments will be subject to the provisions of Section 11 of this Agreement relating to tax withholding and Section 12 of this Agreement relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be treated separately from the RSUs and the rights arising in connection with the RSUs for purposes of the designation of time and form of payments required by Section 409A of the Code.

9. Administration. The Committee will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation, and application of the Agreement as are consistent with the Plan, and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Grantee, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement or any similar agreement to which the Company is a party.

10. Non-Transferability.

(a) In General. Neither the RSUs nor any interest or right therein or part thereof will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof will be null and void and of no effect; provided, however, that this Section 10 will not prevent transfers by will or by the applicable laws of descent and distribution or by a beneficiary designation in accordance with this Section 10.

(b) Beneficiary Designations. The Grantee may designate a beneficiary or beneficiaries to exercise any rights or receive any benefits with respect to the RSUs following the Grantee’s death. To be effective, such designation must be made in accordance with such procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. If the Grantee fails to designate a beneficiary, or if no designated beneficiary survives the Grantee’s death, the Grantee’s estate will be deemed the Grantee’s beneficiary. A beneficiary designation may be changed or revoked by the Grantee’s sole action, provided that the change or revocation is made in accordance with such procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. Unless otherwise provided in the beneficiary designation, each designation made by the Grantee will revoke all prior designations made by the Grantee.

11. Tax Withholding. The Grantee will pay all applicable federal and state income and employment taxes that the Company is required to withhold at any time with respect to the RSUs. Such payment will be made in full by the deduction from the number of Shares otherwise deliverable by Company upon settlement of any portion of the RSUs, the smallest number of whole shares which, when multiplied by the fair market value of a share of the Common Stock on the vesting date, is sufficient to satisfy the amount of such tax withholding requirement. However, if the Company determines in its discretion that withholding in Shares is not sufficient to satisfy the amount of the tax withholding obligation, the Company may satisfy the withholding obligation by withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company, or by requiring the Grantee to pay to the Company an amount necessary to satisfy the withholding obligation. Grantee's entry into this Agreement will confirm Grantee’s instruction and authorization to the Company to satisfy withholding obligations with respect to the RSUs in accordance with this Section 11.

12. Code Section 409A. The RSUs are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and will be administered accordingly. Notwithstanding anything in this Agreement or the Plan to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code, and if any RSUs become eligible to be settled upon the Grantee’s termination of employment, such settlement may only be made upon a “separation from service” as defined under Section 409A of the Code. If the Grantee is deemed by the Company at the time of the Grantee’s separation from service to be a “specified employee” for purposes of Section 409A of the Code, and to the extent delayed commencement of settlement to which the Grantee is entitled under this Agreement is required in order to avoid subjecting the Grantee to additional tax or interest (or both) under Section 409A of the Code, then any such settlement will not occur prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the separation from service or (ii) the date of the Grantee’s death. Any settlement deferred pursuant to the preceding sentence will occur on the first business day following the expiration of the applicable period. The settlement of each portion of the RSUs that is scheduled to vest on a separate Scheduled Vesting Date under Section 3 of this Agreement, and each payment of Dividend Equivalents, will be deemed a separate payment for purposes of Section 409A of the Code. The settlement of RSUs may not be accelerated by the Company except to the extent permitted under Section 409A of the Code. The Committee may, however, accelerate the awarding or vesting of RSUs, without changing the settlement terms of such RSUs. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all RSUs and related Dividend Equivalents are exempt from or otherwise have terms that comply, and in operation comply, with Section 409A of the Code (including, without limitation, the avoidance of penalties thereunder). If any mandatory term required for RSUs or related Dividend Equivalents to avoid tax penalties under Section 409A of the Code is not otherwise explicitly provided under this Agreement or the Plan, such term is hereby incorporated by reference and fully applicable as if set forth in this Agreement.

13. Purpose and Nature of RSUs. The RSUs are intended to provide an incentive for the Grantee to put forth maximum effort for the continued success and growth of the Company and to recognize and reward the Grantee’s outstanding individual performance, taking into consideration such factors as the contributions of the Grantee to the profitability and success of the Company and the adequacy of the Grantee’s other compensation. This Agreement is not established to defer the payment of compensation to the termination of the Grantee’s employment or beyond, or to provide retirement income to the Grantee, but is established as a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention. Because the RSUs are not intended to provide retirement income or result in the systematic deferral of income to termination of employment, this Agreement is not intended to be an “employee pension benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, to the extent that this Agreement is determined to be an “employee pension benefit plan” for purposes of ERISA, this Agreement will be treated as a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

14. Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed to the Company in care of its Secretary and any notice to be given to the Grantee will be addressed to the address on file for the Grantee with the Company’s Payroll Department. By a notice given pursuant to this Section 14, either party may hereafter designate a different address for notices to be given to such party. Any notice required to be given to the Grantee will, if the Grantee is then deceased, be given to the Grantee's personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 14. Any notice will have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

15. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16. Disposition. Upon receipt of any Shares as a result of the satisfaction of all conditions to the grant of the RSUs, the Grantee will, if requested by the Company in order to assure compliance with applicable law, hold such Shares for investment and not with the view toward resale or distribution to the public and, if so requested by the Company, will deliver to the Company a written statement signed by the Grantee and satisfactory to the Company to that effect. In such instance, the Grantee will give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Grantee in such disposition or other transfer.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one agreement.

18. Severability. If any provision, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remaining provisions, or any part thereof, all of which will remain in full and effect.

19. Entire Agreement; Amendments. This Agreement (including any documents or instruments referred to herein) constitutes the entire agreement regarding the RSUs among the parties and supersedes all prior agreements, and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Committee may amend this Agreement, provided that if the Committee determines, in its discretion, that an amendment of this Agreement is likely to materially impair the rights of the Grantee, such amendment will not be implemented without the consent of the Grantee, except to the extent that such amendment is required for compliance with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations.

20. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to choice of law principles.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

BROWN & BROWN, INC.

By: _______________________________

R. Andrew Watts

Executive Vice President, Treasurer & Chief Financial Officer

GRANTEE

_______________________________